Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS FOURTH-QUARTER AND FISCAL-YEAR 2008 RESULTS,
WHICH EXCEED COMPANY’S FULL-YEAR GUIDANCE DESPITE CHALLENGING ECONOMIC ENVIRONMENT
•	Reported full-year net income of $18.0 million ($0.66 per diluted share) compares with reported net income of $22.6 million ($0.82 per diluted share) for fiscal 2007
•	Excluding unusual items, full-year net income of $37.1 million ($1.36 per diluted share) exceeds the Company’s previous guidance of $36.0 million and last year’s comparable number of $23.8 million (or $0.87 per diluted share)
•	Strong working capital management delivers $156 million in operating cash flow compared with $65 million last year
AKRON, Ohio – October 21, 2008 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net sales for the fiscal fourth quarter ended August 31, 2008 were $495.9 million, a 6.7% increase over last year’s fourth-quarter net sales of $464.6 million. While tonnage was down 11.7%, changes in prices and product mix accounted for an increase of 8.7% in sales. The translation effect of foreign currencies, primarily the euro, increased sales 9.7% or $45.1 million. The tonnage decline was primarily in the North America Engineered Plastics business unit, where half of the decline resulted from the March 18, 2008 sale of the Orange, Texas low-margin tolling business. The remainder of the decline reflects the weakening marketplace. Gross profit improved to $60.6 million or 12.2% of net sales from $55.0 million or 11.8% of net sales a year ago. The primary drivers of the increase in gross profit were foreign exchange and European growth partially offset by weakness in the North America Polybatch and North America Engineered Plastics businesses. The improvement in product mix, pricing initiatives and cost reductions have allowed the Company to increase margins despite the challenging economic environment and volume declines.
Reported net income for the fourth quarter was $4.7 million or $0.17 per diluted share, compared with reported net income of $8.5 million or $0.30 per diluted share for the fourth quarter of last year. The translation effect of foreign currencies increased reported net income by $3.0 million in the fiscal 2008 fourth quarter. Reported net income for the fourth quarter of fiscal 2008 also included the following significant unusual items, which resulted in an after-tax loss of $2.1 million:
•	A curtailment gain of $1.7 million related to the elimination of certain retiree benefits;
•	Costs of $0.9 million related to North America restructuring activities commenced earlier in the year and a headcount reduction program in Europe; and
•	Costs of $2.9 million for additional impairments related primarily to assets in Findlay, Ohio.
Reported net income for the fiscal 2007 fourth quarter included an unusual after-tax gain of $1.5 million related to Hurricane Rita insurance proceeds received by the Company. Excluding the unusual items, net income for the 2008 fourth quarter was $6.8 million or $0.26 per diluted share, compared with $7.1 million or $0.25 per diluted share for the same period a year ago.
Net sales for the fiscal year ended August 31, 2008 were $2.0 billion, an increase of 11.0% from $1.8 billion for the prior year. Tonnage was down approximately 3.9%, primarily driven by the tolling facility sale. Changes in price and mix contributed 5.1% to sales while the translation effect of foreign currencies increased sales by 9.8% or $175.8 million. Gross profit increased to $236.4 million or 11.9% of net sales from $210 million or 11.7% of net sales a year ago.
Reported net income for fiscal 2008 was $18.0 million or $0.66 per diluted share compared with $22.6 million or $0.82 per diluted share last year. The translation effect of foreign currencies, primarily the euro, increased net income by $8.6 million in fiscal 2008. Net income for the full year includes $19.1 million of unusual items compared with $1.2 million of unusual items in fiscal 2007, as outlined in the Reconciliation of Non-GAAP Financial Measures table below.
Excluding these unusual items, net income for fiscal 2008 was $37.1 million or $1.36 per diluted share compared with $23.8 million or $0.87 per diluted share in fiscal 2007. The increase reflects very strong earnings growth in Europe, expense reductions in North America and translation benefits from foreign exchange.
“Our continued strength in Europe and our shift toward higher-margin, higher value-added products contributed to our results and enabled us to exceed our full-year net income guidance of $36.0 million excluding unusual items,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “We are encouraged by our ability to achieve margin improvements during these challenging economic times, due to our cost reductions and product mix and pricing initiatives. We also gained significant benefits from improved working capital management, which dramatically increased our operating cash flows.”
Fourth-quarter selling, general and administrative (SG&A) expense increased $7.7 million compared with last year’s fourth quarter. Approximately half of the increase was due to the effects of foreign exchange rate increases, and half was a result of significant bad debt exposure in the United States. During the quarter, more than $2.0 million in bad debts were written off as a result of customer bankruptcies.
SG&A for fiscal 2008 was $177.5 million, $21.1 million higher than in the prior year. This increase relates primarily to the change in foreign exchange rates, which increased SG&A by $12.2 million. In addition, unusual costs, which totaled $4.9 million and included costs associated with the CEO transition, proxy contest and a loss on the sale of the Company airplane, were recorded through the fiscal 2008 second quarter. Also included in the current year’s SG&A are additional bad debt expense and consulting fees.
Cash Flow From Operations
Cash flow from operations was $155.8 million for fiscal 2008 compared with $64.9 million in fiscal 2007. The significant increase was driven by the results of the Company’s ongoing working capital initiative, which has helped bring working capital down from its high in February 2008, and the Company’s higher profit levels. Days of inventory decreased to 48 days at August 31, 2008 from 60 days at fiscal 2007 year-end. Days of receivables were 58 days compared with 62 at the end of fiscal 2007. Days of payables increased to 34 days from 30 at fiscal 2007 year-end. Fiscal 2008 year-end net debt decreased to $16 million from $83 million at the end of last year. On August 31, 2008 the Company had more than $250 million available to borrow on its revolving credit facility.
Share Repurchase
During the fourth quarter, the Company completed its stated intention to repurchase 2.0 million share by August 31, 2008. by purchasing approximately 0.5 million shares of its common stock at an average price of $23.22 per share. During the full fiscal year, the Company purchased 2.0 million common shares at an average price of $21.20 per share. The Company has 3.0 million shares remaining available to it under its existing repurchase authorization and may be in the market to repurchase its shares, from time to time, as it reviews the use of its liquidity.
Europe (including Asia) Operations
Sales in A. Schulman’s Europe operations, including Asia, were $379.0 million for the fiscal 2008 fourth quarter, up $36.9 million or 10.8% over the comparable quarter last year. Tonnage was down 5.3% and changes in prices and product mix increased sales 3.5%. The translation effect of foreign currencies, primarily the euro, increased sales $43.1 million or 12.6%.
Gross profit for the fiscal 2008 fourth quarter was $53.0 million or 14% of net sales, up 22% or $9.7 million from last year’s $43.3 million or 12.7% of net sales. Foreign exchange contributed $5.9 million of the increase with the change in price and mix accounting for the difference.
Operating income for the fiscal 2008 fourth quarter was $24.2 million compared with $19.5 million in the same quarter last year, an increase of approximately $4.7 million. The gross profit improvement of $9.7 million was partially offset by an increase of $4.8 million in SG&A. The increase in foreign exchange rates was the largest contributor to the increase in Europe SG&A. Excluding the effect of foreign exchange, SG&A was $1.7 million higher than in the fiscal 2007 fourth quarter, due primarily to IT and administrative expenses.
Net sales for fiscal 2008 were $1.5 billion, up $194.4 million or 14.8% over the prior year. Tonnage was approximately flat while changes in prices and product mix increased sales 2.1%. The translation effect of foreign currencies, primarily the euro, increased sales $170 million or 12.9%.
Gross profit for fiscal 2008 was $205.0 million, up $33.9 million from last year. Foreign currency translation increased gross profit $23.1 million for the year. The continued favorable impact of price increases, product mix and efforts to control expenses resulted in an increase in the gross profit margin to 13.6% of sales from 13.1% in the previous fiscal year.
Operating income for fiscal 2008 was $96.6 million compared with $78.8 million last year, an increase of $17.8 million. Foreign exchange contributed $11.3 million of this increase. The increase in operating income was primarily due to the gross profit increase of $33.9 million which was partially offset by the $15.9 million increase in SG&A. Foreign exchange accounted for almost $12 million of the SG&A increase.
North America Operations
In the third quarter, the Company redefined its North America segment to align with its four North America business units: North America Polybatch (NAPB), North America Engineered Plastics (NAEP), North America Distribution Services (NADS) and Invision®. The

Supplemental Segment Information table includes sales, gross profit and operating income before shared North America administrative expense for each business unit.
NAPB reported sales of $44.3 million for the fourth quarter of fiscal 2008 and $168.7 million for the full year, up 3.4% and 6.6%, respectively, from a year ago. Tonnage was down 6.1% for the quarter, reflecting the slowing U.S. economy, but was up 3.9% for the full year. Gross profit for the business unit declined to $2.9 million for the quarter and $14.8 million for the year, from $5.3 million and $17.9 million, respectively, for last year’s comparable periods, as increasing raw material costs were not timely offset by increases in pricing. The average selling price was up approximately 10% for the quarter and 3% for the year. Operating income declined to $0.8 million for the quarter and $6.7 million for the year from $3.5 million and $10.2 million, respectively, a year ago, as SG&A cost-control efforts were not able to offset the gross profit declines.
NAEP reported sales of $38.3 million for the quarter and $178.7 million for the full year, down 20% and 6%, respectively, from a year ago. Tonnage was down 50% for the quarter and 25% for the year due primarily to the sale of the low-margin tolling business. Excluding the effect of the tolling business, tonnage declined 25% for the quarter and 9% for the year. Gross profit for the business unit declined to $2.6 million for the quarter and $11.3 million for the year from $4.5 million and $15.1 million, respectively, a year ago, as increases in raw material costs were not completely offset by increases in pricing. The average selling price was up 60% for the quarter and 25% for the year as a result of the elimination of the low-margin tolling business and the recent price increases. Operating losses increased to $2.3 million for the quarter and $8.1 million for the year compared with losses of $0.1 million and $4.8 million for the respective periods in the prior year, as significant SG&A cost-control efforts were not able to offset the gross profit declines. The sale of the Texas plant early in the third quarter and the Canadian plant closure late in the fourth quarter are expected to provide substantial profit improvements for this business unit. Encouragingly, the month of August showed improvement, with gross margin from ongoing operations increasing by 170 basis points compared with August 2007.
NADS reported sales of $34.2 million for the quarter and $131.8 million for the full year, up 7.1% for the quarter and 2.6% for the year. Tonnage was down 13% for the quarter and 9% for the year. Gross profit for the business was $2.9 million for the quarter and $10.0 million for the year compared with $2.8 million and $10.4 million for the prior-year comparable periods, respectively, as increases in pricing mitigated the tonnage declines. Operating income was approximately flat compared with last year, at $1.6 million for the quarter and $5.3 million for the year, despite the volume decline, as strong SG&A savings more than offset the decrease in gross profit.
Invision recorded operating losses of $1.1 million for the quarter and $6.4 million for the full year compared with losses of $1.3 million and $5.7 million, respectively, last year. The Company has reduced spending on Invision as it refocuses the business to non-automotive markets and looks for a strategic partner or buyer for the business.
Update on Evaluation of Strategic Alternatives
Commenting on the Company’s ongoing evaluation of strategic alternatives, Gingo noted, “Since its formation early this year, the Special Committee of the Board, whose voting members are all independent directors, has been actively reviewing our strategic alternatives. UBS, the Company’s financial advisor retained for this purpose, identified potential partners for a strategic transaction and reached the point that a tentative offer to purchase the Company was made over the summer. However, the Special Committee concluded the offer was inadequate. Although the Board left the door open for an improved offer, the other party declined that opportunity.”
The Special Committee will continue to pursue all strategic options, including a possible sale or merger of the Company, potential acquisitions by the Company, and continued execution of the Company’s strategic plan. A. Schulman will provide further updates as appropriate.
Business Outlook
“We expect continuing benefits from the initiatives we began in fiscal 2008, including the effects of the Canadian plant closure, the sale of the Texas tolling facility, and our ongoing efforts associated with working capital management, global procurement savings and continuous improvement,” Gingo said. “However, due to current economic conditions, we do not foresee improvement in the North American market in fiscal 2009, and we are concerned about softening European markets. We expect to take additional action to reduce costs and help strengthen our performance as this anticipated challenging year unfolds.”
Gingo added, “Based on our achievements during the last eight months of the fiscal year, if we expected economic conditions in fiscal 2009 to be similar to what we experienced during most of fiscal 2008, we would be very positive regarding next year’s performance. However, while the current global economic environment has created a very unusual level of uncertainty, if current economic conditions continue, we would still expect net income in fiscal 2009 to exceed our net income of 2008. As we progress further into the new fiscal year, we will be in a better position to provide more detailed guidance around our expected performance. In any case, we are committed to delivering exceptional shareholder returns in any economic environment.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2008 fourth-quarter and full-year earnings can be accessed at 10 a.m. Eastern time on Tuesday, October 21, 2008, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-597-5391, passcode 99138732.
Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding unusual items and net income per diluted share excluding unusual items. The most directly comparable GAAP financial measures are net income and net income per diluted share. A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,200 people and has 14 manufacturing facilities in North America and Europe (including Asia). Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;
•	Changes in customer demand and requirements;
•	Escalation in the cost of providing employee health care;
•	The outcome of any legal claims known or unknown;
•	The performance of the North American auto market;
•	The global financial market turbulence; and
•	The global or regional economic slowdown or recession.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

A. Schulman, Inc.
Consolidated Statements of Income
(In thousands except per share data)

	Three months ended		Year ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007

Net sales	$495,858	$464,606	$1,984,011	$1,787,056
Cost of sales	435,296	409,601	1,747,657	1,577,108
Selling, general and administrative expenses	46,322	38,611	177,475	156,400
Minority interest	251	307	872	1,027
Interest expense	1,884	2,161	7,814	8,118
Interest income	(941)	(663)	(2,338)	(2,306)
Foreign currency transaction (gains) losses	(448)	(157)	1,133	219
Other (income) expense	(318)	(1,760)	(66)	(1,832)
Curtailment gains	(1,696)	—	(4,009)	—
Goodwill impairment	—	—	964	—
Asset impairment	2,879	—	11,699	—
Restructuring expense	510	(10)	6,817	1,048

	483,739	448,090	1,948,018	1,739,782

Income before taxes	12,119	16,516	35,993	47,274
Provision for U.S. and foreign income taxes	7,453	8,029	17,944	24,655

Net income	$4,666	$8,487	$18,049	$22,619

Less: Preferred stock dividends	(13)	(13)	(53)	(53)

Net income applicable to common stock	$4,653	$8,474	$17,996	$22,566

Weighted average number of shares outstanding:
Basic	25,973	27,304	26,795	27,032
Diluted	26,323	27,645	27,098	27,369

Earnings per share of common stock:
Basic	$0.18	$0.31	$0.67	$0.83
Diluted	$0.17	$0.30	$0.66	$0.82

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	August 31, 2008	August 31, 2007
	(In thousands except share data)
ASSETS

Current assets:
Cash and cash equivalents	$97,728	$43,045
Accounts receivable, less allowance for doubtful accounts of $8,316 in 2008 and $9,056 in 2007	320,926	317,774
Inventories, average cost or market, whichever is lower	224,964	263,047
Prepaid expenses and other current assets	18,499	16,163

Total current assets	662,117	640,029

Other assets:
Cash surrender value of life insurance	2,665	2,231
Deferred charges and other assets	23,017	21,784
Goodwill	10,679	9,350
Intangible assets	195	174

	36,556	33,539

Property, plant and equipment, at cost:
Land and improvements	17,026	16,768
Buildings and leasehold improvements	156,465	145,952
Machinery and equipment	346,999	352,044
Furniture and fixtures	41,272	38,955
Construction in progress	9,726	13,035

	571,488	566,754

Accumulated depreciation and investment grants of $1,123 in 2008 and $1,322 in 2007	379,740	366,207

Net property, plant and equipment	191,748	200,547

	$890,421	$874,115

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$9,540	$2,762
Accounts payable	174,226	141,838
U.S. and foreign income taxes payable	3,212	11,544
Accrued payrolls, taxes and related benefits	37,686	32,249
Other accrued liabilities	34,566	33,112

Total current liabilities	259,230	221,505

Long-term debt	104,298	123,080
Other long-term liabilities	88,235	91,316
Deferred income taxes	5,544	5,640
Minority interest	5,533	5,561
Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding - 10,564 shares in 2008 and 2007	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized - 75,000,000 shares, issued - 42,231,341 shares in 2008 and 41,784,640 shares in 2007	42,231	41,785
Other capital	112,105	103,828
Accumulated other comprehensive income	79,903	50,092
Retained earnings	513,451	509,415
Treasury stock, at cost, 16,095,491 shares in 2008 and 14,113,977 shares in 2007	(321,166)	(279,164)

Common stockholders’ equity	426,524	425,956

Total stockholders’ equity	427,581	427,013

	$890,421	$874,115

A. Schulman, Inc.
Consolidated Statements of Cash Flows

	Year Ended August 31,
	2008	2007	2006
	(In thousands)
Provided from (used in) operating activities:
Net income	$18,049	$22,619	$32,662
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	27,721	25,802	24,912
Deferred tax provision	(2,597)	(1,865)	1,552
Pension and other deferred compensation	3,259	11,347	11,019
Postretirement benefit obligation	2,839	(2,837)	3,339
Net losses on asset sales	318	68	150
Minority interest in net income of subsidiaries	872	1,027	1,116
Restructuring charges, including accelerated depreciation of $1,071 in fiscal 2007	6,817	2,119	—
Goodwill impairment	964	—	—
Asset impairment	11,699	—	—
Curtailment gains	(4,009)	—	—
Proceeds of insurance settlements	—	750	—
Proceeds from life insurance benefits	—	—	580
Non-cash items related to loss on extinguishment of debt	—	—	180
Changes in assets and liabilities:
Accounts receivable	16,614	(29,088)	(41,193)
Inventories	54,682	37,942	(45,815)
Accounts payable	25,838	(3,018)	30,752
Restructuring payments	(6,384)	(974)	—
Income taxes	(5,247)	(2,006)	(1,433)
Accrued payrolls and other accrued liabilities	1,704	789	6,154
Changes in other assets and other long-term liabilities	2,646	2,222	(4,830)

Net cash provided from operating activities	155,785	64,897	19,145

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(26,070)	(29,379)	(29,239)
Proceeds from the sale of assets	3,700	1,284	2,398
Business acquisitions, net of cash acquired	—	(11,277)	—
Proceeds of insurance settlements	—	1,295	—

Net cash used in investing activities	(22,370)	(38,077)	(26,841)

Provided from (used in) financing activities:
Cash dividends paid	(16,091)	(16,202)	(17,662)
Increase (decrease) in notes payable	5,997	(9,372)	9,426
Borrowings on revolving credit facilities	119,557	63,076	131,318
Repayments on revolving credit facilities	(145,112)	(66,871)	(118,989)
Proceeds from issuance of 4.485% and floating rate senior notes	—	—	91,943
Prepayments of 7.27% senior notes	—	—	(50,000)
Payment of debt issuance costs	—	—	(2,640)
Cash distributions to minority shareholders	(900)	(1,250)	(600)
Common stock issued	3,828	13,916	9,800
Purchases of treasury stock	(42,002)	(18,107)	(95,825)

Net cash used in financing activities	(74,723)	(34,810)	(43,229)

Effect of exchange rate changes on cash	(4,009)	373	(742)

Net increase (decrease) in cash and cash equivalents	54,683	(7,617)	(51,667)

Cash and cash equivalents at beginning of year	43,045	50,662	102,329

Cash and cash equivalents at end of year	$97,728	$43,045	$50,662

A. Schulman, Inc.
Supplemental Segment Information
(In thousands)

	Three months ended		Year ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007
Net sales to unaffiliated customers
Europe	$378,954	$342,034	$1,504,401	$1,309,976
North America Polybatch	44,301	42,828	168,679	158,278
North America Distribution Services	34,158	31,895	131,811	128,496
North America Engineered Plastics	38,339	47,753	178,704	190,143
Invision	106	96	416	164

Net sales	$495,858	$464,607	$1,984,011	$1,787,056

Segment Gross Profit
Europe	$52,997	$43,347	$204,976	$171,066
North America Polybatch	2,878	5,343	14,770	17,936
North America Distribution Services	2,887	2,822	10,013	10,431
North America Engineered Plastics	2,601	4,468	11,307	15,131
Invision	(801)	(976)	(4,712)	(4,616)

Total Segment Gross Profit	$60,562	$55,004	$236,354	$209,948

Segment Operating Income
Europe	$24,210	$19,481	$96,612	$78,788
North America Polybatch	830	3,528	6,697	10,187
North America Distribution Services	1,550	1,675	5,288	5,309
North America Engineered Plastics	(2,321)	(100)	(8,055)	(4,786)
Invision	(1,071)	(1,272)	(6,376)	(5,738)
All other North America	(4,028)	(3,604)	(15,061)	(17,023)

Total Segment Operating Income	$19,171	$19,708	$79,105	$66,737

Corporate and other	(5,182)	(3,621)	(21,098)	(14,216)
Interest expense, net	(943)	(1,498)	(5,476)	(5,812)
Foreign currency transaction gains (losses)	448	157	(1,133)	(219)
Other income (expense)	318	1,760	66	1,832
Curtailment gains	1,696	—	4,009	—
Goodwill impairment	—	—	(964)	—
Asset impairment	(2,879)	—	(11,699)	—
Restructuring	(510)	10	(6,817)	(1,048)

Income before taxes	$12,119	$16,516	$35,993	$47,274

Capacity utilization
Europe	76%	74%	87%	93%
North America Polybatch	95%	94%	101%	100%
North America Engineered Plastics	72%	81%	75%	79%
Worldwide	77%	78%	85%	90%

A. Schulman, Inc.
Reconciliation of Non-GAAP Financial Measures
Net Income and Earnings Per Share Reconciliation
(In thousands except share data)

	Three months ended		Three months ended
	August 31, 2008		August 31, 2007
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
Net income applicable to common stock	$4,653	$0.17	$8,474	$0.30

Adjustments, net of tax, per diluted share:
Restructuring expense	476	0.02	(10)	—
Accelerated depreciation	—	—	87	—
Asset impairment	2,900	0.11	—	—
Curtailment gain	(1,696)	(0.06)	—	—
Other employee termination costs	439	0.02	—	—
Proceeds from an insurance settlement for a hurricane claim	—	—	(1,500)	(0.05)

Net income applicable to common stock before unusual items	$6,772	$0.26	$7,051	$0.25

Weighted-average number of shares outstanding — Diluted		26,323		27,645

	Year ended		Year ended
	August 31, 2008		August 31, 2007
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
Net income applicable to common stock	$17,996	$0.66	$22,566	$0.82

Adjustments, net of tax, per diluted share:
Insurance claim settlement adjustment	368	0.01	—	—
Asset impairment	10,815	0.40	—	—
Goodwill impairment	964	0.04	—	—
Termination of lease for an airplane	640	0.02	—	—
CEO transition costs	3,582	0.13	—	—
Other employee termination costs	1,245	0.05	—	—
Curtailment gains	(4,009)	(0.15)	—	—
Restructuring expense	5,524	0.20	1,048	0.04
Accelerated depreciation	—	—	1,071	0.04
Legal fees related to potential European acquisition	—	—	628	0.02
Proceeds from an insurance settlement for a hurricane claim	—	—	(1,500)	(0.05)

Net income applicable to common stock before unusual items	$37,125	$1.36	$23,813	$0.87

Weighted-average number of shares outstanding — Diluted		27,098		27,369